                                                                     EXHIBIT 2.2

                           STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of August 17, 1996 by and among Citadel Computer Systems Incorporated, a Delaware corporation ("Citadel" or the "Buyer"), Astonishing Developments, Inc., a Texas corporation ("ADI" or the "Company"), Vance G. Nesbitt ("Nesbitt"), and Robert C. Wesolek ("Wesolek" and together with Nesbitt, the "Sellers").

                                  BACKGROUND

          WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of ADI;

          WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the outstanding capital stock of ADI;

          WHEREAS, in connection with the purchase by Buyer from Sellers of the capital stock of ADI, (i) Buyer and each Seller will enter into an employment agreement (the "Employment Agreements") and (ii) each Seller will enter into a noncompetition agreement (the "Noncompetition Agreements") with the Buyer; and

          NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

          Section 1.1   Purchase of Stock.  On the Closing Date (as defined
          -----------   -----------------
below), Buyer agrees to purchase from Sellers, and Sellers each agree to sell to Buyer, all of the issued and outstanding shares of Class A Voting Common Stock, no par value, of ADI (the "ADI Shares") owned by them for a total consideration of $2,800,000 (the "Consideration"), consisting of (i) $1,000,000 in cash, payable (1) $200,000, which has been paid by Buyer pursuant to promissory notes executed by each of the Sellers (which promissory notes will be canceled as of the Closing Date), (2) $400,000, which will be paid upon execution of this Agreement, and (3) $400,000, which will be evidenced by promissory notes and be payable on a date within six months following the date of this Agreement, plus
(ii) 360,000 shares of the Common Stock of Citadel (the "Citadel Shares") . The Consideration shall be paid to the Sellers in proportion to their relative ownership of the ADI Shares. The Citadel Shares will be freely tradeable upon compliance with Rule 144 under the Securities Act of 1933, as amended. For the period commencing on the Closing Date and ending on the earlier to occur of (a) the date two years following the Closing Date or (b) the date on which the Citadel Shares are freely tradeable as a result of the registration of the Citadel

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Shares, available exemptions from registration (including pursuant to Rule 144 or otherwise), or otherwise, in the event of (i) the sale of all of the capital stock of Citadel, whether by tender offer, merger or otherwise or (ii) the sale of all of the capital stock owned by Gilbert Gertner, George S. Sharp and Steven
B. Solomon to a third party (an "Acquisition Transaction"), the Citadel Shares shall be subject to a minimum value of $1,800,000 as of the consummation of such transaction (the "Minimum Value"). Citadel or its principals will include the Citadel Shares in the Acquisition Transaction. In the event the Citadel Shares do not have the Minimum Value in connection with the Acquisition Transaction, Seller shall be entitled to receive from Citadel an amount equal to the difference between the Minimum Value and the value of the Citadel Shares sold or disposed of in connection with the Acquisition Transaction, payable in additional shares of Citadel Common Stock or a cash payment, at the option of the Buyer.

                                  ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF ADI AND THE SELLERS

          ADI and the Sellers jointly and severally (except with respect to Sections 2.3(b) and (c)) represent and warrant to Buyer as follows:

          Section 2.1   Authorization of Sellers.  This Agreement has been duly
          -----------   ------------------------
executed and delivered by each Seller and constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except that
(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          Section 2.2   Existence and Good Standing of ADI.  ADI is a
          -----------   ----------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ADI has no subsidiaries. ADI is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition, results of operations or prospects of ADI.

          Section 2.3   Capital Stock of ADI.
          -----------   --------------------

               (a) ADI's authorized capital stock consists of 100,000,000 shares of Class A Voting Common Stock, no par value, of which 1,000 shares are issued and outstanding and 100,000,000 shares of Class B Non-voting Common Stock, no par value, of which no shares are issued and outstanding. No other shares of ADI capital stock are issued or outstanding. All of the ADI Shares have been validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no outstanding conversion or exchange

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rights, subscriptions, options, warrants or other arrangements or commitments obligating ADI to issue any shares of capital stock or other securities except as set forth on Schedule 2.3.

               (b)  Nesbitt (but not Wesolek) represents and warrants that he
(i) owns of record and beneficially and has good and marketable title to 600 shares of ADI's Class A Voting Common Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever (collectively, "Liens"), and (ii) has the right to vote his ADI Shares on any matters as to which any shares of ADI common stock are entitled to be voted under the laws of the State of Texas, ADI's articles of incorporation and bylaws, free of any right of any other person.

               (c)  Wesolek (but not Nesbitt) represents and warrants that he
(i) owns of record and beneficially and has good and marketable title to 400 shares of ADI's Class A Voting Common Stock, free and clear of any and all Liens, and (ii) has the right to vote his ADI Shares on any matters as to which any shares of ADI common stock are entitled to be voted under the laws of the State of Texas, ADI's articles of incorporation and bylaws, free of any right of any other person.

          Section 2.4   Authorization of ADI.  ADI has full corporate power,
          -----------   --------------------
capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by ADI and the consummation by ADI of the transactions contemplated hereby have been duly authorized by ADI and no other corporate action on the part of ADI is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by ADI and constitutes the valid and binding obligation of ADI, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          Section 2.5  Financial Statements.  Sellers have previously furnished
          -----------  --------------------
to Buyer the unaudited balance sheet of ADI as of June 30, 1996 and the related statements of operations for the periods from inception to June 30, 1996 (the "Financials"). The Financials present fairly the financial position and results of operations of ADI as of the indicated dates and for the indicated periods and have been prepared in accordance with ADI's historical methods of accounting, consistently applied except as noted in Schedule 2.5. ADI shall permit Buyer full access to the work papers pertaining to the Financials.

          Except to the extent (and not in excess of the amounts) reflected in the June 30, 1996 balance sheet included in the Financials or as disclosed on
Schedule 2.5 or as previously disclosed to Buyer or Citadel in writing in ADI's Response to Initial Document and Information Request as updated (the "Response"), neither ADI nor Sellers know or should know of any liabilities or obligations of ADI (including, without limitation, Taxes payable required to be reflected in the Financials (or the notes thereto) in order to make the Financials consistent with ADI's historical

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methods of accounting and accounting principles other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 1996.

          Section 2.6  Tax Matters.  ADI has filed all income tax returns
          -----------  -----------
required to be filed by it and all returns of other Taxes (as defined below) required to be filed by it and has paid or provided for all Taxes shown to be due on such returns except as previously disclosed to Buyer or Citadel in writing in the Response or as set forth on Schedule 2.6. Except as set forth on
Schedule 2.6 or in the Response, to the knowledge of Sellers or ADI (i) no action or proceeding for the assessment or collection of any Taxes is pending against ADI; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against ADI that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal or state income tax returns of ADI have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. Except as set forth in Schedule 2.6 or as previously disclosed to Buyer or Citadel in writing in the Response, all Taxes that ADI has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

          Section 2.7  Assets and Properties.
          -----------  ---------------------

               (a)  Real Property.  ADI does not own and has never owned any
                    -------------
real properties except for leasehold interests as a sublessee.

               (b)  Personal Property.  Except as set forth on Schedule 2.7 and
                    -----------------
except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, ADI owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financials or acquired since June 30, 1996, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable. Notwithstanding the foregoing, neither of the Sellers nor ADI makes any representation or warranty as to the value or collectibility of any of the accounts receivable of ADI.

               (c) Condition of Properties.  Except as set forth on Schedule
                   -----------------------
2.7, the real property subleased and the tangible personal property owned or leased by ADI are in good operating condition and repair, ordinary wear and tear excepted; and neither ADI nor Sellers has any knowledge of any condition or defect, not disclosed herein, of the subleasehold estate that would materially affect the fair market value, use or operation of the subleasehold estate or otherwise have a material adverse effect on ADI or its business or operations.

               (d)  Compliance.  To the actual knowledge of ADI and the Sellers,
                    ----------
the continued operation, use and occupancy of the subleasehold estates as currently operated, used and occupied

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will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. To the actual knowledge of ADI and the Sellers, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

          Section 2.8  Real Property Leases; Options.  Schedule 2.8 sets forth
          -----------  -----------------------------
a list of (i) all leases and subleases under which ADI is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (ii) all material options held by ADI or contractual obligations on the part of ADI to purchase or acquire any interest in real property; and (iii) all options granted by ADI or contractual obligations on the part of ADI to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to Buyer. ADI has not assigned any Real Property Leases or any such options or obligations. There are no Liens on ADI's interest in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 2.8. The Real Property Leases and options and contractual obligations listed on Schedule 2.8 are in full force and effect and constitute binding obligations of the applicable Company and the other parties thereto, and
(x) except as disclosed on Schedule 2.8, there are no defaults thereunder and
(y) no event has occurred that with notice, lapse of time or both would constitute a default by ADI or, to the best knowledge of ADI and Sellers, by any other party thereto.

          Section 2.9  Environmental Laws and Regulations.  Neither ADI nor the
          -----------  ----------------------------------
Sellers know or should know of any facts or circumstances which could subject Company to liabilities or obligations based on environmental obligations.

          Section 2.10  Contracts.  The Company has provided the Buyer an
          ------------  ---------
opportunity to review all material contracts, arrangements and commitments (whether oral or written) to which ADI is a party or by which ADI's assets or business are bound including, without limitation, contracts, arrangements or commitments that relate to (i) the sale, lease or other disposition by ADI of all or any substantial part of the business or assets of ADI (otherwise than in the ordinary course of business), (ii) the purchase or lease by ADI of a substantial amount of assets (otherwise than in the ordinary course of business), (iii) the supply by ADI of any customer's requirements for any item or the purchase by ADI of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by ADI, (v) borrowing of funds or guarantying the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any Affiliate of ADI, (vii) noncompetition or employment, (viii) licenses and grants to or from ADI relating to any intangible property listed on Schedule 2.17, (ix) the acquisition by ADI of any operating business or the capital stock of any person since June 30, 1996, or (x) any other matter that is material to the business, assets or operations of ADI ("Contracts").

          Section 2.11  No Violations.  The execution, delivery and performance
          ------------  -------------
of this Agreement and the other agreements and documents contemplated hereby by ADI and the Sellers and the consummation of the transactions contemplated hereby will not (i) violate any provision of the

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articles of incorporation or bylaws of ADI, or (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which ADI or a Seller or its respective properties or assets are bound, or (iii) to the knowledge of Sellers or ADI except as disclosed in the Response, result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any material Contract or any material license, franchise or permit of ADI.

          Section 2.12  Consents.  Except as set forth on Schedule 2.12, no
          ------------  --------
consent, approval or other authorization of any governmental authority is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by ADI and Sellers or the consummation by ADI and Sellers of the transactions contemplated hereby.

          Section 2.13  Litigation and Related Matters.  Set forth on Schedule
          ------------  ------------------------------
2.13 is a list of all actions, suits, proceedings, investigations or grievances pending against ADI or, to the best knowledge of ADI and Sellers, threatened against ADI, ADI's business or any property or rights of ADI, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). Based on the respective pleadings, none of the actions, suits, proceedings or investigations listed on Schedule 2.13 either
(i) results or would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations or prospects of ADI or (ii) affects or would, if adversely determined, affect the right or ability of ADI to carry on its business substantially as now conducted. ADI is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the business, operations or assets of ADI or employees of ADI, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.
Schedule 2.13 and Schedule 2.18 lists (x) all worker's compensation claims outstanding against ADI as of the date hereof and (y) all actions, suits or proceedings filed by or against ADI and currently pending.

          Section 2.14  Product Liability and Warranty Proceedings.  No product
          ------------  ------------------------------------------
liability or warranty actions, suits or proceedings arising from the manufacture or sale of goods by ADI have been asserted against ADI, except as set forth in
Schedule 2.14.

          Section 2.15  Compliance with Laws.  ADI (a) is in compliance with all
          ------------  --------------------
applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the business, prospects, financial condition or results of operation or prospects of ADI and (b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted. Set forth on
Schedule 2.15 is a list of all material licenses, franchises, permits and governmental authorizations and all applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

           Section 2.16  Intellectual Property.  Schedule 2.16 lists the
           ------------  ---------------------
domestic and foreign patents, patent applications, patent licenses, software licenses, trade names, trademarks, service marks,

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trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned by ADI or used in the operation of the business of ADI (collectively, the "Intellectual Property"), which Schedule indicates whether each item of Intellectual Property is owned or licensed by ADI, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated in Schedule 2.16, ADI has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of ADI in the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 2.16, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in Schedule 2.16; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated in Schedule 2.16, there are no pending proceedings or adverse claims made or, to the best knowledge of ADI and Sellers, threatened against ADI with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five
(5) years with respect to the Intellectual Property or the rights of ADI therein; and ADI and Sellers have no knowledge that (i) the Intellectual Property or the use thereof by ADI conflicts with any patents, patent applications, patent licenses, trade names, trademarks, service marks, trademark or service mark registrations or applications or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by ADI. Notwithstanding the foregoing, neither the Sellers nor ADI has conducted a search which would reveal the existence of any registered or common law trademark or service marks and the foregoing representation with respect to registered trademarks are accordingly limited to the actual knowledge of the parties, absent such search.

          Section 2.17  Employee Benefit Plans.  Neither ADI nor any of its
          ------------  ----------------------
Group Members (as defined below) participates in, maintains or contributes to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither ADI nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth in
Schedule 2.17, neither the execution and delivery of this Agreement by ADI or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of ADI to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or
(iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes ADI, any member of any "controlled group of corporations" as defined in

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Section 1563 of the Code that includes ADI, or any member of any group of
"trades or businesses under common control" as defined by Section 414(c) of the Code that includes ADI.

          Section 2.18  Employees; Employee Relations.
          ------------  -----------------------------

               (a) Schedule 2.18 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by ADI to each employee whose current total annual compensation or estimated compensation is $50,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by ADI to each such person, (iii) any increase to become payable after the date of this Agreement by ADI to employees other than those specified in clause (i) of this
Section 2.18(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60)
days) made by ADI to, or made to ADI by, any director, officer or employee, (v) all other transactions between ADI and any director, officer or employee of ADI and (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financials.

               (b) Except as disclosed on Schedule 2.18, ADI is not a party to, nor bound by, the terms of any collective bargaining agreement, and ADI has not experienced any material labor difficulties during the last five years. Except as set forth on Schedule 2.18, there are no labor disputes existing, or to the best knowledge of ADI and Sellers, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of ADI and Sellers, are threatened.

               (c) ADI's relationship with its employees, if any, is good and ADI and Sellers have no knowledge of any facts that would indicate that ADI's employees will not continue in its employ following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on
Schedule 2.18, ADI is not a party to any employment contract with any individual or employee, either express or implied. Except as disclosed on Schedule 2.18, no unresolved or unsettled legal proceedings, charges, complaints, or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or
(v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of ADI and Sellers, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. ADI is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of ADI.

               (d) ADI has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. ADI has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending July 31, 1996. It shall be the obligation of ADI and Sellers to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement.

          Section 2.19  Insurance.  Schedule 2.19 contains a list of the
          ------------  ---------
policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, ADI. All such policies are in full force and effect . Neither ADI nor either Seller has received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 2.19, no pending claims made by or on behalf of ADI under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of ADI. All premiums due before the Closing Date for periods before the Closing Date have been paid.

          Section 2.20  Accounts Receivable.  The accounts receivable set forth
          ------------  -------------------
in the Financials and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to related and third parties, as indicated, incurred in the ordinary course of business.

          Section 2.21  Interests in Customers, Suppliers, Etc.  No shareholder,
          ------------  --------------------------------------
officer, director or Affiliate of ADI possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of ADI. Notwithstanding the foregoing, Buyer acknowledges that Sellers are officers, directors and stockholders of ADI and Kent-Marsh Ltd., Inc. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.21.

          Section 2.22  Business Relations.  Schedule 2.22 contains an accurate
          ------------  ------------------
list of all significant customers of ADI (i.e., those customers representing 5% or more of ADI's revenues for the 12 months ended June 30, 1996 or who have paid to ADI $25,000 or more in any fiscal quarter). Except as set forth in Schedule 2.22, to the best knowledge of ADI and Sellers, no customer or supplier of ADI will cease to do business with ADI after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of ADI. Except as set forth in
Schedule 2.22, ADI has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of ADI and Sellers, no such shortage of supply of inventory items is threatened or pending. ADI is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

          Section 2.23  Officers and Directors.  Set forth on Schedule 2.23 is
          ------------  ----------------------
a list of the current officers and directors of ADI.

          Section 2.24  Bank Accounts and Powers of Attorney.  Schedule 2.24
          ------------  ------------------------------------
sets forth each bank, savings institution and other financial institution with which ADI has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of ADI is identified on Schedule 2.24. Except as disclosed on such Schedule, ADI has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

          Section 2.25  Accuracy of Information Furnished.  Any information
          ------------  ---------------------------------
furnished to Buyer by ADI or Sellers prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise is, or when furnished will be, true and correct in all material respects as of the date such information is furnished. Such information states, or when furnished will state, all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements are made, not misleading.

          Section 2.26  Availability of Documents.  ADI has made available for
          ------------  -------------------------
inspection by Buyer and its representatives true, correct, and complete copies of the articles of incorporation and bylaws of ADI, all written agreements, arrangements, commitments, and documents referred to in the Schedules attached hereto, and the corporate minute books of ADI. Such corporate minute books contain the minutes of all of the meetings of shareholders, board of directors, and any committees of ADI that have been held preceding the date hereof and all written consents to action executed in lieu thereof. Prior to Closing, except as may be required by law or court order, all information delivered to Buyer in connection with this Agreement, including the information described in this
Section 2.26, will be held in confidence and not disclosed to any third party without the consent of Sellers or ADI.

          Section 2.27  Brokerage, Financial Advisor or Finder Fees.  No agent,
          ------------  -------------------------------------------
advisor, broker, person or firm acting on behalf of ADI or the Sellers is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of their respective Affiliates in connection with any of the transactions contemplated hereby.

          Section 2.28  Absence of Certain Changes or Events.  Except as set
          ------------  ------------------------------------
forth in Schedule 2.28 or as otherwise contemplated by this Agreement, subsequent to June 30, 1996, there has not been (a) any damage, destruction or casualty loss to the physical properties of ADI (whether or not covered by insurance), materially and adversely affecting the business, operations, prospects or financial condition of ADI, (b) any material adverse change in the business, operations, financial condition or results of operations or prospects of ADI, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to ADI, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to ADI's capital stock or other securities, any repurchase, redemption or other acquisition by ADI of any capital stock or other securities, or any agreement, arrangement or commitment by ADI to do so, (e) any increase that is material in the compensation payable or to become payable by ADI to its directors, officers, employee or agents or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth in Schedule 2.28, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of ADI's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivable in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by ADI, (g) any change in the relations of ADI with or loss of its customers or suppliers, of any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would materially and adversely affect the business, operations or financial condition of ADI, or (i) any capital expenditure (including any capital leases) or commitment therefor by ADI in excess of $25,000.

          Section 2.29  Inventories.  The inventories reflected in the
          ------------  -----------
Financials and inventories acquired since June 30, 1996, consist of items of a quality and quantity that are useable or saleable in the ordinary course of business of ADI, and inventories of below standard quality or not useable in the business of ADI have been written down in value in accordance with good business practices to estimated net realizable market values or adequate reserves have been provided therefor in the Financials. Since June 30 , 1996, all of the inventories have been maintained at adequate levels for the business of ADI in its normal course consistent with past practice and taking into account normal seasonality, no change has occurred in such inventories that affects or will affect their useability or saleability, no writedown of the value of such inventories has occurred or is required under ADI's normal valuation policy or GAAP, and no additional amounts have been reserved with respect to such inventories.

          Section 2.30  Investment Representations.
          ------------  --------------------------

               (a) Each Seller has (i) received from Buyer copies of the Annual Report on Form 10-KSB of Citadel for the fiscal year ended February 29, 1996, and the Quarterly Report on Form 10-QSB of Citadel for the quarter ended May 31, 1996, and (ii) had the opportunity to ask questions of and receive answers from Buyer concerning the terms and conditions of this Agreement and to obtain from Buyer any additional information that Buyer possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the preceding clause (i).

               (b) Each Seller is an "accredited investor" as that term is defined under Regulation C under the Securities Act of 1933, as amended, and has such knowledge or experience in financial and business matters that it is capable of evaluating the merits and risks of engaging in the transactions described in this Agreement , including without limitation its acquisition of the Citadel Shares.

                                  ARTICLE III
                            [INTENTIONALLY OMITTED]

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

          Section 4.1  Organization and Authorization.  Buyer is a corporation
          -----------  ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          Section 4.2  No Violations.  The execution and delivery of this
          -----------  -------------
Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer,
(b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which Buyer is a party or any of its properties or assets is bound.

          Section 4.3  Consents.  Except as set forth in Schedule 4.3, no
          -----------  --------
consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

          Section 4.4  Brokerage, Financial Advisor or Finder Fees.  No agent,
          -----------  -------------------------------------------
advisor, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the Sellers, the Company, or from any of their respective Affiliates, in connection with any of the transactions contemplated hereby.

          Section 4.5  Buyers acknowledge that ADI has assumed that certain
          -----------
promissory note, dated October 1, 1995, executed by Wesolek and payable to the order of Kent-Marsh Ltd., Inc.

("KML") in the original principal amount of $89,000, as provided therein (the "ADI Note"). Sellers, ADI and KML will execute releases on terms and conditions acceptable to Buyer and Citadel, contingent upon the acquisition of KML.

                                   ARTICLE V
                      CONDITIONS TO OBLIGATIONS OF BUYER

          The obligation of Buyer to purchase the ADI Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions:

          Section 5.1  Consents and Approvals.  All material authorizations,
          -----------  ----------------------
consents, approvals, waivers and releases, if any, necessary for Sellers and the Company to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer.

          Section 5.2  Certificates.  The Company and the Sellers shall have
          -----------  ------------
delivered to Buyer (i) certificates of the appropriate governmental authorities, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of the Company in the States of Texas; (ii) a copy, certified by the Secretary of State of Texas as of a date not more than fifteen (15) days prior to the Closing Date, of the charter and all amendments thereto of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the bylaws of the Company; and (iv) certificates, dated the Closing Date, of the Secretary of the Company, relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

          Section 5.3  [Intentionally Omitted]
          -----------

          Section 5.4  Opinion of Counsel.  Buyer shall have received an opinion
          -----------  ------------------
of Mark Everett, counsel to Sellers and the Company, dated the Closing Date and in form and substance satisfactory to Buyer, substantially to the effect that:

               (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas;

               (b) The authorized capital stock of ADI consists of 100,000,000 shares of Class A Voting Common Stock, no par value, of which 1,000 shares are outstanding, and 100,000,000 shares of Class B Non-voting Common Stock, no par value, of which no shares are outstanding; to counsel's knowledge (subject to compliance with applicable federal and state securities laws), all of such shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any shareholder of the Company; such shares are owned of record as set forth in Section 2.3; and such counsel has no actual knowledge of any outstanding securities convertible into, exchangeable for or carrying the right to acquire capital stock of the Company, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any capital stock or any ownership therein;

               (c) The execution and delivery of this Agreement and all other agreements and documents contemplated hereby by the Company and Sellers and the performance by the Company and Sellers of their respective obligations under this Agreement and such other agreements and documents do not constitute a violation of or a default under its articles of incorporation or bylaws;

               (d) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and documents contemplated hereby (to which it is a party); the execution and delivery of this Agreement and the other agreements and documents by the Company and the performance by the Company of its obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of the Company and each Seller, respectively, enforceable against the Company and each Seller (to the extent each is a party) in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws;

               (e) To such counsel's actual knowledge, there are no actions, suits or proceedings pending or threatened that are required by the terms of
Section 2.13 to be described in Schedule 2.13 that are not described therein;
and

               (f) No consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or other person is required to be obtained by the Company or either Seller in connection with the execution, delivery or performance by them of their respective obligations under this Agreement, except for such as have been duly obtained or made.

          Section 5.5  No Material Adverse Change.  There shall not have been
          -----------  --------------------------
any material adverse change since June 30, 1996 in respect of the financial condition, results of operations, business, assets or prospects of the Company and the Company shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity which could have a material adverse effect on the condition, financial or otherwise, results of operations or business, assets or prospects of the Company.

          Section 5.6  Nonforeign Affidavit.  Sellers shall have furnished to
          -----------  --------------------
Buyer an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          Section 5.7  Noncompetition Agreements.  Each Seller shall have
          -----------  -------------------------
executed and delivered to Buyer a noncompetition agreement (the "Noncompetition Agreements").

          Section 5.8  Employment Agreements.  Each Seller shall have executed
          -----------  ---------------------
and delivered to Buyer an employment agreement (the "Employment Agreements").

          Section 5.9  Stock Certificates.  Sellers shall have tendered
          -----------  ------------------
certificates representing the ADI Shares, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

          Section 5.10  Resignations and Releases of Directors and Officers.
          ------------  ---------------------------------------------------
Buyer shall have received the resignations of and releases from each of the directors and officers of the Company, effective as of the Closing.

          Section 5.11  KML Option Exercise.  Buyer, KML and the KML
          ------------  -------------------
stockholders shall have entered into a purchase agreement dated the date hereof with respect to the exercise of the option to purchase the shares of KML stock.

                                  ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers to sell the Shares and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as Sellers may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

          Section 6.1  Absence of Litigation.  No inquiry, action, suit or
          -----------  ---------------------
proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

          Section 6.2  Consents and Approvals.  All material  authorizations,
          -----------  ----------------------
consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained and delivered to Sellers.

          Section 6.3  Certificates.  Buyer shall have delivered to Sellers (i)
          -----------  ------------
a certificate of the appropriate governmental authority, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the State of Delaware; (ii) copies, certified by the Secretary of State of Delaware as of a date not more than fifteen (15) days prior to the Closing Date, of the certificate of incorporation and all amendments thereto of Buyer; (iii) a copy, certified by the Secretary of Buyer, dated the Closing Date, of the bylaws of Buyer; and (iv) a certificate, dated the Closing Date, of the Secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

          Section 6.4  Transfer of Funds.  Buyer shall have delivered to Sellers
          -----------  -----------------
the amounts and promissory notes specified in Section 7.3.

          Section 6.5  Noncompetition Agreements.  Buyer shall have executed and
          -----------  -------------------------
delivered to Sellers the Noncompetition Agreements.

          Section 6.6  Employment Agreements.  Buyer shall have executed and
          -----------  ---------------------
delivered to the Sellers the Employment Agreements.

          Section 6.7  Stock Certificates.  Buyer shall have tendered
          -----------  ------------------
certificates representing the Citadel Shares to the Sellers.

          Section 6.8  Option Exercise.  Buyer, KML and the KML stockholders
          -----------  ---------------
shall have entered into a purchase agreement dated the date hereof with respect to the exercise of the option to purchase the shares of KML stock.

                                  ARTICLE VII
                                    CLOSING

          Section 7.1  Closing.  Subject to the satisfaction or waiver of all
          -----------  -------
the conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of the Buyer or such other location as is agreed to by Buyer and Sellers, on (i) August 16, 1996 or (ii) such other date as the parties may agree upon in writing (the "Closing Date").

          Section 7.2  Delivery of the Shares.  At the Closing, Sellers shall
          -----------  ----------------------
deliver or cause to be delivered to Buyer the stock certificate(s) evidencing all of the Shares owned by them, duly endorsed or accompanied by duly executed stock powers assigning the Shares to Buyer and otherwise in good form for transfer.

          Section 7.3  Payments to Sellers.  In payment for the ADI Shares, at
          -----------  -------------------
the Closing, Buyer shall deliver to Sellers $400,000 by Citadel check or wire transfer of next day funds to the account(s) designated by Sellers and the Buyer shall deliver stock certificates representing the Citadel Shares to be delivered to Sellers. On a date within six months following the Closing Date, Buyer shall deliver by wire transfer of next day funds to the account(s) designated by Sellers $400,000 to be evidenced by promissory notes. The promissory notes of Sellers in the aggregate amount of $200,000 will be canceled at the Closing and the original notes returned to Sellers.

                                 ARTICLE VIII
                                INDEMNIFICATION

          Section 8.1  Buyer's Losses.
          -----------  --------------

               (a) Sellers agree to indemnify and hold harmless Buyer and the Company and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made the Company or Sellers in or pursuant to this Agreement being untrue or incorrect in any respect; and (ii) any failure by the Company or Sellers to observe or perform their covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby, save and except for any reformation by a court of competent jurisdiction after August 17, 1999 of the Noncompetition Agreements; except in any instance to the extent Buyer's Losses result from Buyer's own gross negligence or willful misconduct. This Section 8.1 is intended to indemnify Buyer, the Company and their respective directors, officers, employees, representatives, agents and attorneys from the results of their negligence. The obligations of each Seller shall be in that proportion which the number of ADI Shares owned by such Seller's bears to the total number of issued and outstanding ADI shares as of the Closing Date.

               (b) "Buyer's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Sellers' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Buyer's or such other persons' right to indemnification hereunder.

          Section 8.2  Sellers' Losses.
          -----------  ---------------

               (a) Buyer and the Company jointly and severally agree to indemnify and hold harmless Sellers, and their respective directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any all Sellers' Losses (as defined below) suffered, sustained, incurred or required to be paid by either Seller by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant to Section 6.3) being untrue or incorrect in any respect; (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (iii) any liability for warranty claims arising from the sale of goods or services by the Company subsequent to the Closing Date, except in any instance to the extent Sellers' Losses result from Sellers' own gross negligence or willful misconduct. This Section 8.2 is intended to indemnify Sellers and their directors, officers, employees, representatives, agents and attorneys from the results of their negligence.

               (b) "Sellers' Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Buyer's consent, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees) and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Sellers' or such other persons' right to indemnification hereunder.

          Section 8.3  Notice of Loss.  Except to the extent set forth in the
          -----------  --------------
next sentence, Buyer and Sellers will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article VIII, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses, Sellers shall be the Indemnifying Party and Buyer, the Company and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Parties. With respect to Sellers' Losses, Buyer shall be the Indemnifying Party and Sellers and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party.

          Section 8.4  Right to Defend.  Upon receipt of notice of any suit,
          -----------  ---------------
action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

          Section 8.5  Cooperation.  The Company, Buyer, Sellers and each of
          -----------  -----------
their Affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

          Section 8.6  Waiver of Contribution and Indemnification.  Sellers
          -----------  ------------------------------------------
hereby waive and release any rights of indemnification or contribution they may have against the Company as a result of any payment made under this Article VIII.

          Section 8.7  Limits on Indemnification.  No amount shall be payable by
          -----------  -------------------------
an indemnifying party until the aggregate amount of loss indemnifiable by such indemnifying party exceeds $50,000 at which time the indemnifying party shall be liable for all losses incurred in excess of $50,000 (other than with respect to the Special Sellers' Losses).

                                  ARTICLE IX
                                 MISCELLANEOUS

          Section 9.1  Entire Agreement.  This Agreement (including the exhibits
          -----------  ----------------
and schedules hereto and related documents described herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

          Section 9.2  Successors and Assigns.  The terms and conditions of this
          -----------  ----------------------
Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 9.2 shall be null and void.

          Section 9.3  Counterparts.  This Agreement may be executed in one or
          -----------  ------------
more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          Section 9.4  Headings.  The headings of the articles and sections of
          -----------  --------
this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          Section 9.5   Construction.  As used in this Agreement, the words
          ------------  ------------
"herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

          Section 9.6  Modification and Waiver.  Any of the terms or conditions
          -----------  -----------------------
of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, the Company and each Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          Section 9.7  Schedules, Etc.  All exhibits and schedules annexed
          -----------  --------------
hereto are expressly made a part of this Agreement as though fully set forth herein.

          Section 9.8  Notices.  Any notice, request, instruction, document or
          -----------  -------
other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

          If to Buyer, to:

               Citadel Computer Systems Incorporated
               3811 Turtle Creek Boulevard, Suite 600
               Dallas, Texas 75219
               Attention:  Steven B. Solomon
               Telecopy No. (214) 520-9293

          If to Sellers, to:

               Robert C. Wesolek
               Bayou Bend Towers, Unit 304
               101 Westcott
               Houston, Texas  77007

               Vance G. Nesbitt
               3260 Sul Ross
               Houston, Texas   77098

          with a copy to:

               J. Mark Everett, Esq.
               608 West 12/th/ Street
               Austin, Texas  78701

          If to ADI, to:

               Astonishing Developments, Inc.
               3260 Sul Ross
               Houston, Texas   77098

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

          Section 9.9  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED,
          -----------  -------------
ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES). VENUE FOR ALL PURPOSES SHALL BE IN DALLAS COUNTY, TEXAS.

          Section 9.10  Survival of Covenants, Agreements, Representations and
          ------------  ------------------------------------------------------
Warranties.
- ----------

               (a)  Covenants and Agreements.  All covenants and agreements made
                    ------------------------
hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

               (b)  Representations and Warranties.  All representations and
                    ------------------------------
warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two years following the Closing, except that (i) the representations and warranties contained in Section 2.6 hereof shall survive until the earlier of (x) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (y) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (ii) the representations and warranties contained in Section 2.17 shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (iii) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, and 2.9, shall survive indefinitely.

          Section 9.11  Invalid Provisions.  If any provision of this Agreement
          ------------  ------------------
is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

          Section 9.12  Expenses.  Sellers, on the one hand, and Buyer, on the
          ------------  --------
other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

          Section 9.13  Third Party Beneficiaries.  Except as otherwise
          ------------  -------------------------
specifically provided in Article VIII, no individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

          Section 9.14  Number and Gender of Words.  Whenever the singular
          ------------  --------------------------
number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

          Section 9.15  Further Assurances.  From time to time after the
          ------------  ------------------
Closing, at the request of any other party but at the expense of the requesting party, Buyer, the Company or Sellers, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              BUYER:

                              Citadel Computer Systems Incorporated


                              By:
                                 -----------------------------------------------
                                    Steven B. Solomon
                                    Chief Operating Officer

                              ADI:

                              Astonishing Developments, Inc.


                              By:
                                 -----------------------------------------------
                                    Robert C. Wesolek
                                    President and Chief Operating Officer

                              SELLERS:



                              --------------------------------------------------
                              Robert C. Wesolek



                              --------------------------------------------------
                              Vance G. Nesbitt